PRESS RELEASE
Contact: Mark E. Hood

SVP, Chief Financial Officer (314-633-7255)

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 0.7%
For the Four Weeks Ended December 27, 2003

St. Louis, MO, January 8, 2004 — Panera Bread Company (Nasdaq:PNRA) today reported system-wide comparable bakery-cafe sales increased 0.7% for the four weeks ended December 27, 2003. The breakdown between Company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks ended	For the 12 weeks ended
	December 27, 2003	December 27, 2003

Company-owned	2.3%	1.9%
Franchised	0.0%	-1.2%
Total System	0.7%	-0.3%

Average system-wide weekly sales (excluding closed locations) increased 0.1% to $36,877 for the four weeks ended December 27, 2003 compared to $36,843 for the four weeks ended December 28, 2002. System-wide annualized average unit volumes for the 52 weeks ended December 27, 2003 increased by 0.7% to $1.85 million.

The Company plans to report fourth quarter earnings results before the open of market trading on Thursday, February 19th, 2004. The Company will discuss the results in a call that will be broadcast on the internet at 8:00 A.M. Eastern Time that same day. To access the call or view the release (when issued) go to http://www.panerabread.com/about_investor.aspx. Access to the call and the release will be archived for one year.

Included above are franchised and system-wide comparable bakery-cafe sales increases and system-wide average weekly sales and annualized average unit volumes. Management believes system-wide sales information, particularly average weekly sales and annualized average unit volumes, is useful in assessing consumer acceptance of the Company’s bakery-cafe concept as it measures the impact of both comparable bakery-cafes and new bakery-cafes. Franchise sales information also provides an understanding of the Company’s revenues as royalties from franchisees are based on their sales.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K/A for the year ended December 28, 2002.